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                                                                      EXHIBIT 11


                          CAPSTEAD MORTGAGE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                         Quarter Ended                Six Months Ended
                                                            June 30                       June 30
                                                    ------------------------      ------------------------
                                                       1999           1998          1999            1998
                                                    ---------      ---------      ---------      ---------

BASIC AND DILUTED*:
   Average number of common
     shares outstanding                                58,388         61,168         59,258         60,385

Net income (loss)                                   $  16,683      $(268,132)     $  30,590      $(233,062)
Less cash dividends paid on
   convertible preferred stock:
   Series A ($0.40 per share)                            (150)          (151)          (299)          (310)
   Series B ($0.315 per share)                         (5,378)        (5,438)       (10,816)       (10,834)
   Repurchase price in excess of recorded value          (197)          --             (294)          --
                                                    ---------      ---------      ---------      ---------

Net income (loss) available to
   common stockholders                              $  10,958      $(273,721)     $  19,181      $(244,206)
                                                    =========      =========      =========      =========

Basic and diluted net income (loss) per
common share                                        $    0.19      $   (4.47)     $    0.32      $   (4.04)
                                                    =========      =========      =========      =========









* The Series A and B Preferred Stocks were not considered convertible for purposes of calculating diluted net income (loss) per common share for the periods presented because the effects of conversion were antidilutive.